Exhibit 10.5
                         NATIONAL PENN BANCSHARES, INC.
                            CAPITAL ACCUMULATION PLAN

                                AMENDMENT 1995-1
                             Effective July 1, 1995


     The National Penn Bancshares, Inc. Capital Accumulation Plan (the "Plan") is amended as follows:

     1. Section 1.2.60 of the Plan is amended by adding the following to the end thereof:

      "Effective July 1, 1995, "Valuation Date" means the last day of each consecutive three (3) month period beginning with the first day of the Plan Year and each interim date on which the Plan Administrator determines that a valuation shall be made."

     2. Subsection (b) of Section 2.2.2 of the Plan is deleted in its entirety and replaced with the following:

      "(b) The Plan Administrator shall determine the manner in which a Participant may elect to have Elective Contributions made to the Plan on his behalf. The Plan Administrator shall establish reasonable periods during which the election may be made, modified, or revoked. Effective July 1, 1994, Participants may make and modify their elections each January 1 and July 1 and revoke elections at any time. Effective July 1, 1995, Participants may make and modify their elections each January 1, April 1, July 1, and October 1 and revoke elections at any time. An election by an Employee may not be made retroactively and once made shall remain in effect until modified or terminated."

      Executed this 25th day of October, 1995.

                                                  NATIONAL PENN BANCSHARES, INC.



                                                  By:  /s/ Sandra L. Spayd